Exhibit 10.14

March 17, 2020

Dear Andrew:

Menlo Therapeutics Inc., a New Jersey-based company (the “Company”), is pleased to propose the following offer of employment for the position of Chief Financial Officer (“CFO”) of the Company.

Your employment will commence on March 23, 2020 subject to your acceptance of this offer letter. This offer is contingent upon successful completion of a background check and drug screen. You will report to the Chief Executive Officer of the Company, David Domzalski (“CEO”).

Specific responsibilities will include, inter alia,

Brief Description:

As the CFO, you will work closely with the CEO and leadership team to craft the long-term financing and corporate development strategy and play an important role in guiding the Company and its subsidiaries in its next growth phase. The CFO will be a partner to the CEO in communicating the Company’s strategy to the Company’s board of directors (the “Board”), investors and other stakeholders. The CFO will execute the financial strategy by assessing and leading the execution of all capital raising for the Company and will provide financial and business expertise in assessing and crafting the financial structures of licensing and strategic partnerships/collaborations.

The CFO will be the most senior executive responsible for overseeing and directing the financial, investor relations, supply chain and IT functions of the Company. The CFO will be relied upon as a financial thought leader in the Company’s business and as such, be a trusted sounding board to the CEO and leadership team. You will play a critical role in the Company’s strategic positioning and will lead the finance, investor relations, supply chain and IT organizations to ensure they can meet the future needs and direction of the Company.

The CFO will approach the role as a strategic one as well as hands-on to ensure the organizations they oversee constantly seek improvement, with a balance of superior technical, operational and leadership skills. As the CFO you must be a strong communicator, collaborator and able to fit in with an entrepreneurial environment that is dynamic and results oriented.

Major Responsibilities:

Strategic and Tactical Business Growth and Development – work with CEO and leadership team to develop and execute strategic plans aimed at improving long-term stockholder value, including the evaluation of strategic and corporate alliances.

Financing and Fund Raising – assess, prepare and implement programs to ensure the Company is appropriately financed including public offerings, debt and non-dilutive partnerships and alliances.

Financial, Tax, and Risk Management – ensure the Company’s financial reporting is in accordance with GAAP and other US regulatory and advisory organizations. Lead the Company’s annual budget and forecasting process and present and recommend the budget and forecasts to the Board for approval; prudently manage Company resources within the budgeted guidelines.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Leadership – proactively advise the CEO and the Board of key financial issues: and identify and promote changes that will keep the finance and other organizations aligned with the Company’s mission, goals and objectives.

Board of Directors – prepare well thought-through and supported analyses and recommendations to the Board on Company financial matters; work with Board committees as needed.

General Management – build and oversee the operations of the Finance and Accounting, IT, Supply Chain and Investor Relations organizations.

Policies and Procedures – develop and implement major policies and procedures to ensure the Company is prepared for commercialization and the associated growth in size and complexity of the organization.

Investor and Public Relations – regularly interface with investors and bankers to ensure the Company’s milestones and financial outlook are properly communicated; develop communication plan and corporate messaging for all quarterly calls, capital financings and non-deal road shows; establish and maintain strong relationships with financial institutions that align with the Company’s strategic financing objectives.

Communication Skills – ensure CEO, the leadership team, the Board and their staff have sufficient and up-to-date information in order to make effective decisions and perform their duties appropriately.

Corporate Culture – foster a goal oriented corporate culture that recognizes employees as critical to the success of the business.

Compensation

You will be paid a base salary at an annual rate of $400,000, payable in accordance with the Company’s payroll policies, less applicable deductions and employment taxes. Currently, the Company’s regular pay period is bi-monthly (the 15th and 30th of each month).

You will be eligible to receive a cash bonus of up to 50% of your base salary based on achievement of milestones and targets set by the CEO, under the framework of the applicable bonus plan for 2020 of the Company.

The payment and grant of the cash bonus, if awarded, shall be made no later than March 15th of the calendar year in which the cash bonus is earned, upon evaluation of your performance and the achievement of milestones and targets set for the preceding year, and in accordance with the then-current general bonus plan. Bonus payments for the year 2020 (January-December) shall be made to you on a pro-rata basis based on your actual start date.

As soon as reasonably practicable following your start date, and subject to approval by the Board of the Company, you will receive 100,000 incentive stock options to acquire common stock in the Company (“Options”) with a per share exercise price for the options equal to the fair market value of one share of Company common stock on the grant date. Additionally, you will receive 50,000 restricted share units of the Company (“RSUs” and, together with the Options, the “Initial Equity Grants”) with a grant date fair market value based on the closing price of Company common stock on the grant date. The Initial Equity Grants will vest over a period of four years following the last day of the calendar quarter in which the grant was made as follows: 25% on the first anniversary of the vesting commencement date and 6.25% on the last day of each subsequent calendar quarter, subject to your continued employment with the Company or one of its subsidiaries through the applicable vesting date. Please note that such vesting period does not amount to an undertaking of the Company to employ you for any given period. The Initial Equity Grants shall be subject to the execution of a share award agreement with the Company and the terms and conditions of the Company’s 2019 Equity Incentive Plan, as may be amended or amended and restated from time to time (the “Equity Plan”).

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Consistent with its policies as established from time to time, the Company will also cover all expenses directly related to your job performance, in accordance with the Company’s policies as in effect from time to time.

You will be entitled to 4 weeks of paid vacation. These vacation days accrue ratably over the calendar year and may not be carried forward from year to year or paid out at the termination of employment, except as described below or if your state laws mandate this payout. You will be entitled to participate in the Company’s healthcare plan, then in effect, or, at the Company’s election, the Company may direct you to purchase an individual plan providing equivalent coverage and will reimburse you for all premium payments under such individual plan, upon proof of payment. All matters of eligibility under the Company’s plans will be determined solely by the carriers providing such insurance. You will also be eligible to participate in the Company’s 401(k) plan. Eligibility for plan participation begins on the 1st of the month following your commencement date.

The Company will also recognize certain holidays. These dates are communicated each year by the Company and may change based upon business needs. You will receive the holiday schedule when you join the Company.

Your employment with the Company is at will and may be terminated by either you or the Company at any time, with or without reason or prior notice. In the event of a termination for Cause by the Company or any of its subsidiaries or affiliates, your employment will end immediately and the Company and its subsidiaries and affiliates will have no further liability towards you except for payment of (1) any earned but unpaid base salary, (2) any incurred but unreimbursed business expenses and (3) any accrued but unused vacation days that exist as of the date of your termination of employment (together, the “Accrued Benefits”).

You shall have the right to resign at any time by giving the Company thirty (30) days’ notice of the termination date, subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to you, in which case the last day of the reduced notice period shall constitute your employment termination date. The Company shall not have any further liability to you except for payment of all Accrued Benefits due through the date of termination.

In the event of your death or the termination of your employment as a result of your disability (as determined by the Company in good faith), the Company will have no further liability to you except for payment of the Accrued Benefits through the date of your death or the first day of your disability.

Termination Without Cause; Resignation for Good Reason

The Company may terminate your employment without Cause upon thirty (30) days’ notice, during which notice period you will receive your full compensation and benefits.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

If your employment is terminated without Cause or you resign for Good Reason, subject to your execution and nonrevocation of a release of claims in a form acceptable to the Company in its sole discretion within 30 days following your termination of employment, you will be entitled to receive, in addition to the Accrued Benefits, (i) a severance payment equal to nine (9) months’ salary (the “Severance Payment”) and (ii) if you qualify for and timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continued payment by the Company of monthly contributions in respect of your coverage under the Company’s healthcare plan for nine (9) months following the date of termination, in each case, in an amount equal to the contribution the Company would have made if you had continued to be an active employee (assuming the applicable rates in effect as of the date of your termination of employment); provided that, the Company’s obligations under this clause (ii) shall terminate on the earlier of (x) the date on which you enroll in a group health plan offered by another employer and (y) the date on which you are no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to you but does not result in such tax or other penalties.

For the purpose of this offer letter, “Cause” means (i) your commission of an act of fraud or dishonesty in the course of your employment hereunder; (ii) your indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony; (iii) your negligence or misconduct in connection with your employment hereunder; (iv) your failure to substantially perform your duties hereunder; (v) your breach of any of the restrictive covenants set forth in Appendix A; (vi) your failure to follow the instructions of management after notice of such failure, or (vii) a material breach of this offer letter by you.

For the purpose of this offer letter, “Good Reason” means: (i) a material reduction in your base salary; (ii) a material reduction in your target annual bonus opportunity; (iii) a relocation of your principal place of employment by more than twenty-five (25) miles; or (iv) an adverse change in your position, including title, reporting relationship(s), authority, duties or responsibilities; all of the above without your consent. You must provide notice of the existence of the Good Reason condition within thirty (30) days of the date you learn of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

Termination in Connection with a Change in Control

Notwithstanding the above, if you experience a Qualifying Termination within the twelve (12) month period after a Change in Control (a “Qualifying Change in Control Termination”), subject to your execution and nonrevocation of a release of claims in a form acceptable to the Company in its sole discretion within 55 days following your termination of employment, you will be entitled to receive, in addition to the Accrued Benefits, (i) a severance payment equal to the sum of twelve (12) months’ salary and your target annual bonus for the year of termination (the “CIC Severance Payment” and, together with the Severance Payment, the “Severance Payments”), (ii) a cash payment equal to your target annual bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days you were employed with the Company during the calendar year in which the date of termination occurs, and the denominator of which is 365 (the “Pro-rated Bonus”) and (iii) if you qualify for and timely elect continuation coverage under COBRA, continued payment by the Company of monthly contributions in respect of your coverage under the Company’s healthcare plan for twelve (12) months following the date of termination, in each case, in an amount equal to the contribution the Company would have made if you had continued to be an active employee (assuming the applicable rates in effect as of the date of your termination of employment); provided that, the Company’s obligations under this clause (iii) shall terminate on the earlier of (x) the date on which you enroll in a group health plan offered by another employer and (y) the date on which you are no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to you but does not result in such tax or other penalties.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Furthermore, notwithstanding the terms of the Company equity incentive plan under which your equity awards are granted or any applicable award agreements, in the event of a Qualifying Change in Control Termination, all of your outstanding, unvested Company employee stock options and unvested restricted stock units, if any, shall become fully vested and any restrictions thereon shall lapse.

For purposes of this offer letter, “Change in Control” shall have the meaning set forth in the Equity Plan. For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected primarily for the purpose of changing the domicile of the Company.

Timing of Payment

The applicable Severance Payment and the Pro-rated Bonus will be paid in a lump sum within sixty (60) days following the date of your termination of employment.

The payments and benefits under this offer letter are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this offer letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this offer letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this offer letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Miscellaneous

You represent that (i) there is no legal restriction and/or contractual restriction prohibiting you from entering into an employment relationship with the Company, (ii) that by doing so you are not violating any third party’s rights, including any undertaking entered into with any former employer, and (iii) that you know that the Company is employing you based upon this statement.

A dispute under this offer letter shall be heard and governed by the procedural and substantive laws of the State of New Jersey or of your primary workplace. By signing this offer Letter you and the Company agree to WAIVE ANY RIGHT TO A JURY TRIAL for any disputes arising out of this offer letter.

This offer letter constitutes and expresses the entire agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment, and it cancels and replaces any and all prior understandings and agreements between you and the Company, except the Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement attached hereto as Appendix A. All other promises, representations, collateral agreements and understandings not expressly incorporated in this offer letter are hereby superseded by this offer letter.

The Company may withhold from any amounts payable under this offer letter all federal, state, city or other taxes as it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this offer letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

Without derogating from the above, you will be required to abide by the Company’s policies, rules and procedures, as may be in effect from time to time, at the Company’s sole discretion, and that may be modified or changed as circumstances warrant.

Prior to your commencement of work, you will be required to sign a Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement, which is attached hereto as Appendix A. You will be bound by the terms of the document.

We are pleased to offer this opportunity to you. Please sign below to indicate your acceptance of this employment offer on the basis of the foregoing terms.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Sincerely,

Ray Steitz

Senior Vice President Human Resources

I hereby confirm that I have carefully read and understood this offer of employment and I have accepted it and entered into it of my own free will.

/s/ Andrew Saik
Andrew Saik
Date: March 20, 2020

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

Appendix A

Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement

This Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement (“Agreement”), is made and entered into by and between Menlo Therapeutics Inc. (the “Company”) and Andrew Saik (“you” and “your”). The Company, together with its affiliates and subsidiaries, is hereinafter referred to as the “Group Companies.” The parties hereby agree to the following in exchange for your employment with the Company:

(a)                     Non-Competition. You recognize that your knowledge of the Confidential Information (as defined below) and trade secrets of the Group Companies and your role in the Group Companies’ business may allow you to compete or to assist a third party to compete unfairly with the Group Companies. You will not, in any manner whatsoever, directly or indirectly, anywhere in the world, during your employment hereunder, (i) form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); (ii) advise, lend money to, guarantee the debts or obligations of or permit your name or any part thereof to be used in the promotion or advancement of; or (iii) be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to, any individual or other entity engaged in, or concerned with or interested in, any business that develops or commercializes foam or topical tetracycline antibiotics or is otherwise directly competitive with, the business of the Group Companies (i.e., any compound that is the same or substantially similar to a compound being developed or sold by any member of the Group Companies) (each, a “Competitive Business”), in each case without the prior written consent of the Company.

(b)                    Non-Solicitation. You will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company, at any time during your employment and for 12 months following the termination of your employment with any member of the Group Companies for any reason (the “Restricted Period”):

(i) induce or endeavor to induce (A) any employee of any member of the Group Companies to leave employment with the applicable Group Company, or (B) any consultant or contractor of any member of the Group Companies to terminate its relationship as such with the applicable Group Company during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the applicable Group Company, provided that this clause shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with any member of the Group Companies; or

(ii) employ or attempt to employ or assist any individual or other entity to employ any employee of any member of the Group Companies or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the applicable Group Company, provided, that this clause shall not preclude an employer of yours from offering employment or consulting or contracting services to anyone without your direct or indirect assistance.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

(c)                    Confidentiality. You acknowledge that by reason of your employment with any member of the Group Companies, you will have access to Confidential Information and trade secrets of the Group Companies, and that such Confidential Information and trade secrets are essential components of the business of the Group Companies, and are proprietary and would be of great value and benefit to competitors of the Group Companies. “Confidential Information” includes anything respecting the Group Companies or their respective businesses, customers, supplier or operations, and which is not made readily available to the general public. You agree that both during and after your employment with any member of the Group Companies, you will not disclose to any individual or other entity, except in the proper course of your employment with any member of the Group Companies, or use for your own purposes or for purposes other than those of the Group Companies, any Confidential Information or trade secrets of the Group Companies, acquired by you. If information enters the public domain, except as a result of a breach of this Section (c) by you or a breach of another confidentiality agreement to which any member of the Group Companies is a party, the information will not be deemed Confidential Information, or a trade secret protected by this Section (c). Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Group Companies that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by any member of the Group Companies for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with any member of the Group Companies shall prohibit or restrict you from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Group Companies.

(d)                    Intellectual Property.

(i) You have attached hereto as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, copyrights and patents that were made or developed by you prior to the date you sign this Agreement, that belong to you. If such list is not attached or is left blank, you represent that no such inventions exist.

(ii) You agree that all ideas, techniques, inventions, systems, business and marketing plans, projections and analyses, discoveries, technical information, programs, prototypes, copyrightable works of authorship, including without limitation software code, and similar developments, improvements or creations developed, conceived, created, discovered, made, or written by you in the course of or as the result, directly or indirectly, of the performance of your employment with any member of the Group Companies (hereinafter called "Developments"), and all related intellectual property rights, including but not limited to, writings and other works of authorship, United States and foreign patents, mask works, copyright and trademark registrations and other forms of intellectual property protection, shall be and remain the property of the Group Companies. You further agree to assign (or cause to be assigned) and do hereby assign fully to the Group Companies all such Developments and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. In the event copyrightable works do not fall within the theory of works made for hire, you agree to assign, and do hereby assign, all rights, title and interest therein, without further consideration, to the Group Companies. You, insofar as you have the right to do so, agree that you will execute or cause to be executed such United States and foreign patents, mask works, copyright and trademark registrations and other documents and agreements and take such other action as may be desirable in the opinion of the Group Companies to enable intellectual property, copyright and other forms of protection for Developments to be obtained, maintained, renewed, preserved and protected throughout the world by or on behalf of the Group Companies.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

(iii) If the Group Companies are unable, after exercising reasonable efforts, to secure your signature on any application for patent, copyright, analogous registration, or other documents regarding any legal protection regarding Developments or other works and inventions, whether because of your physical or mental incapacity or for any other reason, you hereby irrevocably designate and appoint the Group Companies and their duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf and to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by you.

(iv) Incorporation into Company Products. You agree that if in the course of your employment with any member of the Group Companies, you incorporate into any invention, service, or product any invention, improvement, Development, concept, discovery or other proprietary information owned by you or in which you have an interest, (i) you will inform the Company in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention, Service, or Development; and (ii) the Group Companies are hereby granted and will have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention, services, or Development. You will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without the prior written permission of the Company.

(v) Subsequent Use Restrictions. During the course of employment and during the Restricted Period, you agree to promptly notify the Company of any inventions you develop that are based on, relate to or are a derivative of Developments or Confidential Information. You agree that any invention or work involving you after the separation of your employment shall be deemed to result from access to the Group Companies’ Developments or Confidential Information (including without limitation patentable inventions and copyrightable works) if such invention or work: (i) arose from your work with the Group Companies; or (ii) is related to the business of the Group Companies and is made, created, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed by you and/or with your significant aid by a third party, within the Restricted Period.

(e)                  Cooperation. You shall provide reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events during your employment hereunder. The Company shall reimburse you for your reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

(f)                    Restrictions Reasonable. You confirm that all restrictions and covenants in this Agreement are reasonable and valid, and waive all objections to and defenses to the strict enforcement thereof.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

(g)                    Survival of Restrictions. This Agreement shall survive the termination of the Offer Letter between you and the Company and the termination of your employment with any member of the Group Companies, whether such termination is voluntary or involuntary, and regardless of the reason(s) for such termination.

(h)                    Remedies. In the event of breach or threatened breach by you of any provision of this Agreement, the Group Companies shall be entitled to (i) injunctive relief by temporary restraining order, preliminary injunction, and/or permanent injunction, (ii) recovery of the attorneys’ fees and costs incurred by the Group Companies in obtaining such relief, and (iii) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Group Companies may incur as a result of said breach or threatened breach. Injunctive relief shall not be the exclusive relief and may be in addition to any other relief to which the Group Companies would otherwise be entitled. The existence of any cause of action by you against any member of the Group Companies shall not constitute a defense to enforcement of the restrictions on you created by this Agreement. If you fail to comply with this Agreement during the Restricted Period, the time period for that the Restricted Period will be extended by one day for each day that you are found to have violated this Agreement, up to a maximum extension of twelve (12) months. In the event that a court finds the restrictions on you in this Agreement are unenforceable as written, then the parties shall consent to the reformation of the Agreement to make it enforceable to protect the interests of the Group Companies and their Affiliates to the maximum extent legally allowed.

(i)                    Parties Benefited; Assignments. This Agreement shall inure to the benefit of the Group Companies’ owners, successors, assigns and affiliates, and may be assigned to and enforced by any of the foregoing. Neither this Agreement nor any rights or obligations hereunder may be assigned by you.

(j)                    Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to you at your last known address, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

(k)                  Governing Law, Jurisdiction and Venue. This Agreement and any issues arising from it or regarding its provisions shall be governed by and construed in accordance with the substantive and procedural laws of the state of your primary workplace without reference to such jurisdiction’s choice of law rules.

(l)                   Severability. The provisions of this Agreement are severable so that in the event any provision(s) in this Agreement is held to be illegal or unenforceable by any court or agency of competent jurisdiction, or by operation of any applicable law, the remaining terms of this Agreement shall remain valid and in full force and effect. Further, such court or agency shall modify the offending provision to conform to the most expansive permissible reading under the law to protect the interests of the Group Companies.

(m)                 No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807

(n)                    Nothing in this Agreement shall alter, modify or affect your status as an at-will employee of the Company, which means that your employment can be terminated at any time, for any reason, with or without notice, and that you can resign at any time, for any reason, with or without notice.

(o)                    Waiver of Jury Trial.

YOU AND THE GROUP COMPANIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT THEY HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL IF THEY SO CHOSE, AND THAT THEY ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

/s/ Andrew Saik

Andrew Saik

Date: March 20, 2020

Menlo Therapeutics Inc.

By:	/s/ Ray Steitz

Ray Steitz

Date: March 17, 2020

Menlo Therapeutics Inc.

520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807